Exhibit 26(d)(7)

                            Accelerated Benefit Rider



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                                   ACCELERATED BENEFIT RIDER

                                   This rider is part of the policy to which it is attached, effective as of the Rider Date, if it is listed on the policy's Schedule Page or in an Endorsement after that page. You should therefore review the policy's Schedule Page for applicability. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

                                   THE BENEFIT PAID UNDER THIS RIDER MAY BE
                                   TAXABLE. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR REGARDING POSSIBLE TAX CONSEQUENCES.

RIDER DATE                         SAME AS POLICY DATE

MAXIMUM ADMINISTRATIVE CHARGE      $300.00

MAXIMUM PROPORTION ALLOWABLE       75%

MAXIMUM ACCELERATED BENEFIT        $250,000

MINIMUM REMAINING FACE AMOUNT      $10,000

DEFINITIONS                        INSURED is the person covered under the basic
                                   policy.

                                   YOU (YOUR) is the owner of the policy to which this rider is attached.

                                   WE (OUR, US) refers to Phoenix Life Insurance Company, or its subsidiaries.

                                   ELIGIBLE AMOUNT is the amount of insurance under the policy that is eligible for accelerated payment. It is equal to the death benefit of the basic policy at the time of claim plus any term insurance amounts in force provided by rider on the life of the insured, which provides coverage renewable to the insured's attained age 95 or beyond, but exclusive of any other supplemental rider death benefits.

                                   PROPORTION is the percentage of the Eligible
                                   Amount that will be accelerated under this rider. The Proportion is chosen by you at the time of election of an accelerated benefit, subject to the following limitations. The Proportion elected:

                                       1.  can be no more than the Maximum
                                           Proportion Allowable as specified in
                                           this rider;

                                       2.  cannot result in a remaining death
                                           benefit below the minimum as
                                           specified in this rider; and

                                       3.  cannot result in a Requested Benefit
                                           that exceeds the Maximum Accelerated
                                           Benefit as specified in this rider.

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                                   This rider terminates upon payment of the
                                   accelerated benefit.

                                   MAXIMUM ACCELERATED BENEFIT is the amount shown on the first page of this rider. This Maximum Accelerated Benefit applies, in aggregate, to all policies issued on the insured by us.

                                   REQUESTED BENEFIT is the Proportion
                                   multiplied by the Eligible Amount.

                                   TERMINAL ILLNESS is an illness or condition that is expected to result in the insured's death within six months based on evidence satisfactory to us as defined under the Proof of Terminal Illness section below.

RIDER DESCRIPTION                  This rider allows you to elect an accelerated
                                   benefit upon terminal illness of the insured.
                                   The election must be made by a written
                                   request signed by you. We must also receive proof satisfactory to us of the insured's terminal illness as described in the Proof of Terminal Illness section below. The amount of the accelerated benefit will be adjusted as described under the Payment Made to You section below. The resulting payment will be made in a lump sum. Policy values, cash surrender values, loan values and the death benef it as specified in the policy to which this rider is attached will be reduced if you receive an accelerated benefit. There is no premium charge for this rider.

PAYMENT MADE TO YOU                The amount of the payment made to you will be
                                   determined by discounting the Requested
                                   Benefit at our then current discounting rate for a period of twelve (12) months, to reflect the early payment of insurance proceeds under the policy.

                                   Our discounting rate will be subject to the higher of:

                                       1.  5%; or

                                       2.  the Published Monthly Average for the
                                           calendar month ending two months
                                           before the policy anniversary on or
                                           immediately preceding the date that
                                           we receive your written request for
                                           payment under this rider.

                                   The Published Monthly Average will be:

                                       a.  The Corporate Bond Yield Average --
                                           Monthly Average Corporates as
                                           published by Moody's Investors
                                           Service, Inc. or any successor to
                                           that Service; or

                                       b.  If that Monthly Average is no longer
                                           published, a substantially similar
                                           average, established by regulation
                                           for policy loan rates issued by the
                                           insurance supervisory official of the
                                           state where the rider was delivered
                                           will be applicable.

                                   If the discounting rate computed for a policy year is no more than 1/2% higher than the rate in effect for the previous policy year, then we will maintain such prior year's rate.

                                   If the discounting rate computed for a policy year is no more than 1/2% lower than the rate in effect for the previous policy year, then we may, at our discretion, maintain such prior year's rate.

                                   If the cash surrender value multiplied by the Proportion exceeds the discounted value, then the discounted Requested Benefit will be increased to equal such greater amount.


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                                   The discounted Requested Benef it is reduced
                                   by the Proportion of any policy debt,
                                   including any unpaid loan interest, and the Proportion of any other amounts due us from you. This result is then reduced by our then current Administrative Charge for benefits under this type of rider, not to exceed the maximum as specif fed in this rider. The amount that remains is the payment that will be made to you.

                                   In the event that the insured dies after the written request but before we make the payment, and we receive written notice at our Main Administrative Office during this period of this event, the request will be considered void, and no payment will be made under this rider.

EFFECT ON CONTRACT                 The following values will be reduced by the
                                   Proportion at the time the payment is made to you:

                                       1. the future planned premium payable on
                                          the basic policy;

                                       2. the face amount of the policy at the
                                          time of claim;

                                       3. the cash value (policy value);

                                       4. any remaining surrender charge;

                                       5. the cash surrender value; and

                                       6. any policy debt including any unpaid
                                          loan interest.

                                   If this rider is attached to a variable life insurance policy that permits fund investment in various subaccounts of our Variable Universal Life Separate Account, the reduction in policy value will be achieved through a proportionate reduction in this policy's share in the value of each subaccount based on the allocation you request at the time of your accelerated benef it request. If no allocation request is made, the assignment to each subaccount will be made in the same manner as provided for monthly deductions.

                                   Future values under the policy will be
                                   determined in a manner consistent with that under the original policy, as adjusted to reflect the above reductions. We will mail to you a new policy Schedule Page reflecting any payment made under this rider.

PROOF OF TERMINAL ILLNESS          A licensed physician, who is not yourself or
                                   a member of your family, must provide us with evidence satisfactory to us of the insured's terminal illness. We reserve the right to obtain a second medical opinion from a physician of our choosing at our expense.

CONDITIONS                         Payment under this rider is subject to the
                                   following conditions:

                                       1. The policy must not have lapsed.

                                       2. We will require the consent of any
                                          assignees and irrevocable
                                          beneficiaries to any request for
                                          payment under this rider.

                                       3. No payments will be made under this
                                          rider to satisfy the claims, demands,
                                          or obligations of any creditor,
                                          trustee in bankruptcy or governmental
                                          agency, or arising under any court
                                          order directed against you, to the
                                          extent that we have written notice
                                          thereof.


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RIDER TERMINATION                  This rider will terminate on the earliest of:

                                       1. Lapse or surrender of this policy to
                                          which it is attached.

                                       2. Our receipt of your written request to
                                          terminate this rider; or

                                       3. Payment of any benefit under this
                                          rider.


                                                  Phoenix Life Insurance Company


                               /s/John H. Beers
                               Secretary                               Registrar


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